Exhibit 21
(Form 10-K)
SUBSIDIARIES OF
CITIZENS BANKING CORPORATION

		Jurisdiction or
	Ownership	Incorporation of
Subsidiaries	Percentage	Organization

Citizens Bank	100%	Michigan
CB Financial Services, Inc.	100%	Michigan
Citizens Title Services, Inc.	100%	Michigan
Citizens Bank Mortgage Company, LLC	1%	Michigan
Citizens Service Company, Inc.	100%	Michigan
Citizens Bank Mortgage Company, LLC	99%	Michigan
Pulaski Capital Corporation	100%	Nevada
Republic Bank	100%	Michigan
Republic Management Company, Inc.	100%	Michigan
Republic Bank Real Estate Finance, LLC	1%	Michigan
Republic Bank Real Estate Finance, LLC	99%	Michigan
Quincy Investment Services, Inc.	100%	Delaware
F&M Bank—Iowa	100%	Iowa
Security Bancservices Group, Inc.	100%	Iowa
Citizens Bank Wealth Management, N.A.	100%	National Association
Citizens Funding Trust I	100%	Michigan
Republic Capital Trust I	100%	Delaware